NEWS RELEASE

June XX, 2008	for Immediate Release

GPS Industries Appoints David Chessler as CEO

Raises Additional Financing in Convertible Debt Financing

Vancouver, CANADA - GPS Industries, Inc. (GPSI) (OTC BB: GPSN.OB), the only provider of Wi-Fi powered, advertising enhanced GPS systems for golf facilities, resorts and residential communities, announces that it has appointed David Chessler as Chief Executive Officer effective June 16, 2008 and has significantly improved the liquidity of the Company as part of our re-financing plan.

Appointment of David Chessler as CEO

Mr. Chessler, former CEO of Parview, is a key component of the company’s restructuring plan. “David’s experience in this industry, his success in asset based lending and his management skills identified him as the ideal choice for the company’s CEO” said Company Director, Bart Collins. Mr. Chessler has also been elected to the Company’s Board of Directors.

David Chessler is a seasoned veteran in the GPS golf business with several years of experience in various management and executive capacities in the industry. He has taken companies from start-up to sale during the period 1991 to 2002, having been awarded the Florida Ernst & Young Entrepreneur of the year award in 2000.

“Having been involved in the GPS golf industry for 14 years, I’m very excited to join the GPSI team. I believe the company has the best products, patent portfolio and now the appropriate capital structure required to achieve its full potential. I look forward to working with the GPSI team to become the dominant player in this market” said David Chessler.

Re-financing Plan

GPSI is pleased to announce that it has closed the next phase of its recapitalization plan by issuing a $5.5 million convertible note to Tulip Group Investments, Ltd (“Tulip”). The note is convertible into both newly authorized Series C Preferred Stock Shares at $10.00 per share and common stock shares at $0.031 per share yielding 177.4 million common stock shares. GPSI also issued warrants to Tulip to purchase up to 22.5 million common stock shares at $0.12 which expire in May of 2012. When combined with the $3.5 million recently infused into GPSI via an expanded bank line provided by Silicon Valley Bank (SVB) and guaranteed by Great White Shark Enterprises (GWSE), the total new financing available to GPSI is $9.0 million.

As a follow up, GPSI, GWSE and the Estate of Douglas Wood have agreed in principal to convert approximately $3.4 million of short term liabilities due to both GWSE and the Estate of Douglas Wood into 3 year Notes accruing interest at 7% with interest and principal due on maturity. Additionally, both guarantors of the initial $3.0 million of the SVB credit line (Hansen Inc. and the Estate of Douglas Wood) have agreed to extend their guarantees for a period of 3 years.

In connection with the above transactions, the Board of Directors of GPSI has approved increasing the authorized number of common shares by 900 million to 2.5 billion and the creation of the Series C Preferred Shares all of which will be submitted to shareholders for approval as soon as possible.

“The combination of the company’s recapitalization and the appointment of David Chessler as CEO has positioned GPSI to realize its full potential” said Bart Collins.

ABOUT GPS INDUSTRIES, INC.
GPS Industries, Inc. (GPSI) develops and markets GPS and Wi-Fi multimedia solutions to enable managers of golf facilities, resorts, and residential communities to improve operational efficiencies and generate new revenue streams. The Company's Inforemer® Management Solutions product line provides integrated software applications and high-resolution cart mounted display panels that vividly illustrate each hole, providing precise distance measurement information, strategic playing tips and targeted advertising messages to the golfer while enabling the course with state-of-the-art management capabilities such as cart tracking, food and beverage service, and tournament sponsorships. The patented system is seamlessly connected via a high-speed Wi-Fi network that enables the entire facility into a wireless hot spot. GPSI now has an installed base of over 320 active course installations worldwide. For additional information, please visit www.gpsindustries.com.

Forward-Looking Statements
Some statements contained in this release may be forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Editors and investors are cautioned that such forward-looking statements involve risks and uncertainties that may cause the company's actual results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to, the company's ability to generate revenues and other factors as described in the Company's literature and filings with the Securities and Exchange Commission.

CONTACT:

Joe Miller
Chief Financial Officer
604-576-7442
Joe.miller@gpsindustries.com